Exhibit 10.34

AFFINIA GROUP HOLDINGS INC.

2005 STOCK INCENTIVE PLAN

AMENDED AND RESTATED RESTRICTED STOCK UNIT AGREEMENT

(dated as of November 1, 2014)

Participant: [—]	Date of Grant: November 1, 2014

Number of RSUs: 10,267

WITNESSETH:

WHEREAS, Affinia Group Holdings Inc. (the “Company”) has issued to Participant an aggregate                      restricted stock units (“Issued RSUs”) pursuant to a Restricted Stock Unit Agreement initially executed on or about [                    ] (the “Original Agreement”) and as may have been subsequently amended (collectively, the “Amendments”), as well as pursuant to dividends and other issuances, which Issued RSUs are outstanding as of the date hereof; and

WHEREAS, the Company and Participant wish to amend and restate herein the terms of the Issued RSUs and, if applicable, provide for the issuance to Participant of additional RSUs (collectively with the Issued RSUs, the “RSUs”);

NOW, THEREFORE, the Company and the Participant hereby agree that the Original Agreement and the Amendments are hereby amended and restated in their entirety as follows and that all RSUs, regardless of how and when issued, shall be subject to the terms hereof and only the terms hereof, except as provided in Section 13 below:

1. Grant of RSUs. The Company has granted and/or hereby grants to the Participant the number of RSUs listed above under “Number of RSUs”, on the terms and conditions hereinafter set forth. Such RSUs are all of the RSUs held by Participant as of the date first set forth above. This grant is made pursuant to the terms of the Affinia Group Holdings Inc. 2005 Stock Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Each RSU represents the unfunded, unsecured right of the Participant to receive a Share on the date(s) specified herein. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

2. Vesting/Form and Timing of Issuance or Transfer.

(a) Fifty percent (50%) of the RSUs (the “Time-based RSUs”) shall vest in four equal annual installments on January 1, 2015, January 1, 2016, January 1, 2017 and January 1, 2018 (each, a “Time Vesting Event”), subject, in each case, to the Participant’s continued service as a director of the Company through the date of each such Time Vesting Event, and the remaining fifty percent (50%) of the RSUs (the “Return-based RSUs”) (together with any then-unvested Time-based RSUs) shall vest on the date of a Shareholder Return Vesting Event, subject to the Participant’s continued service as a director of the Company through the date of such Shareholder Return Vesting Event. The Company shall, within thirty (30) days following the date of any such Vesting Event, issue or cause there to be transferred to the Participant a number of Shares equal to the number of RSUs that vested by reason of such Vesting Event; provided, however, that, if the Participant’s service as a director of the Company terminates for any reason other than as a result of the Participant’s voluntary resignation (a “Qualifying Termination”), then the Return-based RSUs granted hereunder shall vest if a Shareholder Return Vesting Event occurs within one year following the date of such Qualifying Termination. If there is a Change in Control of the Company at any time during Participant’s service as a director of the Company or within one year following the date of any Qualifying Termination, then any unvested Time-based RSUs shall vest on the date of such Change in Control. Upon the earlier of (x) the date of a Final Cypress Exit, (y) the termination of Participant’s service as a director of the Company for any reason other than due to a Qualifying Termination or (z) the first anniversary of the Participant’s Qualifying Termination, all Return-based RSUs that did not become vested on or prior to such date shall immediately terminate and be forfeited without consideration and no Shares in respect of such unvested Return-based RSUs shall be delivered hereunder. Upon the earlier of (y) the termination of Participant’s service as a director of the Company for any reason other than due to a Qualifying Termination or (z) the first anniversary of the Participant’s Qualifying Termination, all Time-based RSUs that did not become vested on or prior to such date shall immediately terminate and be forfeited without consideration and no Shares in respect of such unvested Time-based RSUs shall be delivered hereunder. Notwithstanding anything to the contrary, all RSUs that did not become vested on or prior to October 18, 2020, shall immediately terminate and be forfeited upon such date without consideration and no Shares shall be delivered hereunder with respect to such unvested RSUs.

(b) Upon the issuance or transfer of Shares in accordance with Section 2(a) of this Agreement, the number of RSUs equal to the number of Shares issued or transferred to the Participant shall be extinguished.

(c) For purposes of this Agreement:

(i) “Cypress” means Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P. and Cypress Side-By-Side LLC, and any of their respective Affiliates other than the Company.

(ii) “Final Cypress Exit” means the date on which Cypress ceases to hold any Shares (or any non-marketable securities for which such Shares have been exchanged).

(iii) “Share Value” at any time means the then fair market value of each Share as determined in good faith by the Board.

(iv) “Shareholder Return Vesting Event” means the earlier to occur, on or prior to the date of a Final Cypress Exit, of either:

(a) the receipt by Cypress, from the date of its initial equity investment in the Company to and through the Final Cypress Exit, of aggregate proceeds with respect to its equity securities in the Company, whether through dividends, redemptions, sales proceeds or otherwise (collectively, “Receipts”), in cash or marketable securities (not subject to escrow, lockup, trading restrictions or claw-back) in an amount that equals at least two hundred percent (200%) of Cypress’ then aggregate equity investment in the Company (without regard to any Receipts). For such purpose, the Company agrees that as of November 1, 2014, Cypress has an aggregate equity investment in the Company of $257,500,000 and has received aggregate Receipts of $244,878,610; or

(b) the Shares trading on a public stock exchange at an average closing price of at least $225.00 (as adjusted pursuant to Section 9 of the Plan) over a sixty (60) consecutive trading day period.

(v) “Time Vesting Event” shall have the meaning given such term in Section 2(a) of this Agreement.

(vi) “Unvested RSUs” means, on a given date, the number of RSUs that remain unvested.

(vii) “Vested RSUs” means, on a given date, the number of RSUs that are then vested, but for which Shares have not yet been delivered.

(viii) “Vesting Event” means, as applicable, a Time Vesting Event or a Shareholder Return Vesting Event.

3. Redemption of Vested Time-based RSUs; Issuance of New RSUs.

(a) Redemption of Vested Time-based RSUs. No later than fifteen (15) days following each Time Vesting Event (and regardless of whether Share certificates have been issued to Participant), the Company shall redeem from the Participant, at a per Share redemption price equal to the then Share Value, forty percent (40%) of the number of Shares that vested by reason of such Time Vesting Event. For example, based on the number of RSUs covered hereby, 1,283.375 RSUs will vest on January 1, 2015, and within fifteen (15) days thereafter the Company shall redeem from the Participant 513.35 Shares at the then Share Value (1,283.375 x .4).

(b) Issuance of New RSUs. No later than fifteen (15) days following each Time Vesting Event, the Company shall issue to the Participant under the Plan and this Agreement a number of additional Return-based RSUs equal to the number of Shares required to be redeemed under Section 3(a) with respect to such Time Vesting Event. For example, in the example in Section 3(a), the number of additional Return-based RSUs to be so issued would be 513.35.

4. Dividends. The Participant shall not be entitled to receive any payments or Shares in respect of the Unvested RSUs in the event any dividends are declared on Shares. If on any date while Vested RSUs are outstanding hereunder the Company shall pay any cash dividend on the Shares, the Participant shall be entitled to receive, as of such dividend payment date, a cash payment equal to the product of (a) the number of Vested RSUs, if any, held by the Participant as of the related dividend record date, multiplied by (b) the per Share amount of such cash dividend. In the case of any dividend declared on Shares that is payable in the form of Shares, the Participant shall be granted, as of the applicable dividend payment date, a number of Shares (rounded down to the next whole Share) equal to the product of (x) the aggregate number of Vested RSUs, if any, that have been held by the Participant through the related dividend record date, multiplied by (y) the number of Shares (including any fraction thereof) payable as a dividend on a Share. Notwithstanding the forgoing, if on any date while Vested RSUs or Unvested RSUs are outstanding hereunder the Company shall pay any extraordinary dividend on the Shares, the Committee shall equitably adjust the outstanding RSUs pursuant to Section 9 of the Plan.

5. Intentionally Omitted.

6. No Rights of a Shareholder. The Participant shall not have any rights as a shareholder of the Company until the Shares have been issued or transferred to such Participant.

7. Legend on Certificates. Any Shares issued or transferred to the Participant pursuant to Section 2 of this Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable federal or state laws or relevant securities laws of the jurisdiction of the domicile of the Participant, and the Committee may cause a legend or legends to be put on any certificates representing such Shares to make appropriate reference to such restrictions.

8. Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

9. Intentionally Omitted.

10. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Withholding. The Participant shall be required to pay to the Company or any Affiliate applicable withholding taxes with respect to any issuance or transfer under this Agreement or under the Plan, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant an amount in respect of such withholding taxes, and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

12. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

13. RSUs Subject to Plan/Stockholders Agreement/Sale Participation Agreement. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and agrees that, unless otherwise determined by the Board, the Participant will continue to be bound by that certain Stockholders Agreement or Management Stockholder’s Agreement, as applicable (and as applicable, the “Stockholders Agreement”), and Sale Participation Agreement or Amended and Restated Sale Participation Agreement, as applicable (and as applicable, the “Sale Participation Agreement”), previously entered into between the Participant and the Company or its Affiliates and in each case as amended to and through the date hereof. All RSUs and Shares received in respect of RSUs are subject to the Plan, the Stockholders Agreement and the Sale Participation Agreement. The terms and provisions of the Plan, the Stockholders Agreement and the Sale Participation Agreement, each as may be amended from time to time, are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the Stockholders Agreement or the Sale Participation Agreement, the applicable terms of the Plan, the Stockholders Agreement or the Sale Participation Agreement will govern and prevail. In the event of a conflict between any term or provision contained in the Plan and any term or provision of the Stockholders Agreement or the Sale Participation Agreement, the applicable terms and provisions of the Stockholders Agreement or the Sale Participation Agreement will govern and prevail. In the event of a conflict between any term or provision contained in the Stockholders Agreement and any term or provision in the Sale Participation Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.

14. Termination of Prior Agreements. This Amended and Restated Restricted Stock Unit Agreement supersedes all prior agreements between the Company and the Participant with respect to the subject matter hereof, including but not limited to the Original Agreement and the Amendments, and all such prior agreements are hereby automatically and without any further actions terminated and of no further force or effect.

15. Modifications. Notwithstanding any provision of this Agreement to contrary, the Company reserves the right to modify the terms and conditions of this Agreement including, without limitation, the timing or circumstances of the issuance or transfer of Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary to comply with applicable law or to preserve the intended deferral of income recognition with respect to the RSUs until the issuance or transfer of Shares hereunder.

16. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

AFFINIA GROUP HOLDINGS INC.

By:

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